Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of Turning Point Brands, Inc. of our report dated March 23, 2016, except for Note 20, as to which the date is April 28, 2016, relating to our audits of the consolidated financial statements of Turning Point Brands, Inc., which appears in the Registration Statement on Form S-1, as amended (No. 333-207816) and related prospectus of Turning Point Brands, Inc. filed with the Securities and Exchange Commission.

/s/ RSM US LLP

Greensboro, North Carolina
May 12, 2016